UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) November 14, 2011

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 North Martingale Rd., Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 781-3600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 240.13e-240.4(c))

Item 7.01.	Regulation FD Disclosure.

Career Education Corporation (the “Company”) previously disclosed in its 10-Q for the period ended September 30, 2011 that its Health Education and Art & Design segment schools recently reported 2010-2011 placement rates to their accreditor, the Accrediting Council for Independent Colleges and Schools (“ACICS”) as well as a range of possible actions ACICS might take as a result of the information reported.

On November 14, 2011, the Company received a letter from ACICS directing the Company, on behalf of 49 of its ACICS-accredited institutions in the Health and Art & Design segments (the “Institutions”), to show cause at ACICS’ December 2011 meeting as to why the Institutions’ current grants of accreditation should not be withdrawn by way of suspension. The show cause directive relates to the adequacy of the administrative practices and controls relative to the Company’s reporting of placement rates to ACICS. According to ACICS Accreditation Criteria, a show-cause directive is not a negative or conditioning action. Rather, it is issued to an institution for it to come forward and demonstrate that a negative or conditioning action should not be taken.

In the letter ACICS has requested that the Company provide certain information to ACICS in advance of the meeting. The Company is assembling the requested information and representatives of the Company will appear before ACICS at the December 2011 meeting. At the meeting, the Company will review with ACICS the actions the Company has taken to date to report accurate placement rates and the controls and procedures it has implemented to ensure the accurate determination and reporting of placement rates going forward. The Company continues to take corrective action and implement enhanced controls and procedures with respect to the determination of placement rates by the Health Education and Art & Design segment schools.

As previously disclosed, the Company cannot predict the outcome or duration of this matter with certainty. Since accreditation is required for an institution to remain eligible to participate in the federal student financial aid programs, the failure by the Company to satisfactorily resolve the show cause directive could have a material adverse effect on the Company’s business, reputation, financial position, cash flows and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Corporate Secretary

Dated: November 21, 2011